Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-169623, 333-165651, 333-46068) of Dynasil Corporation of America and Subsidiaries (the Company) of our report dated December 29, 2011, relating to our audit of the consolidated financial statements as of and for the year ended September 30, 2011, which appears in this Annual Report on Form 10-K of Dynasil Corporation of America for the year ended September 30, 2012.

Haefele, Flanagan & Co., p.c.

Maple Shade, New Jersey
January 15, 2013